Exhibit 99.1

PRESS RELEASE

Contact:

Denise T. Powell

Sr. Director, Corporate Communications

Threshold Pharmaceuticals, Inc.

650-474-8206

dpowell@thresholdpharm.com

FOLLOW-UP DATA FROM THRESHOLD PHARMACEUTICALS’ PHASE 1/2

CLINICAL TRIALS OF TH-302 DEMONSTRATE BROAD ACTIVITY IN ALL

COMBINATIONS AGAINST MULTIPLE TUMOR TYPES

REDWOOD CITY, CA – November 18, 2010 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD) today announced clinical trial results related to Threshold’s clinical stage hypoxia-activated prodrug, TH-302. The results were presented at the 22nd EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics taking place in Berlin, Germany from November 16 to19, 2010.

Today’s presentation focused on two clinical trials, the 402 trial and the 403 trial. The 402 trial is a Phase 1/2, three arm, multicenter, dose escalation and dose expansion trial to determine the safety, efficacy and pharmacokinetics of TH-302 in combination with gemcitabine (Gem) or docetaxel (Doc) or pemetrexed (Pem) in patients with various advanced solid tumors including, but not limited to, advanced or metastatic pancreatic cancer, castrate-resistant prostate cancer (CRPC) and relapsed or refractory non-small cell lung cancer (NSCLC). The 403 trial is investigating TH-302 in combination with doxorubicin (Dox) in patients with advanced soft tissue sarcoma. Today’s presentation primarily discussed the results for those patients with pancreatic cancer, CRPC, recurrent NSCLC, and soft tissue sarcoma.

Results, as measured by RECIST (Response Evaluation Criteria In Solid Tumors), from the selected tumor types are summarized as follows:

	Gem+302* 240mg/m2	Gem+302* 340mg/m2	Doc+302*	Pem/ Doc+302*	Dox+302**	Chemo+ 302*
Tumor Type	Pancreatic	Pancreatic	CRPC	NSCLC	Sarcoma	All others
# of Evaluable Patients	16	21	13	31	54	61
Complete Response		1 (5%)
Partial Response		5 (24%)	3 (23%)	8 (26%)	18 (33%)	14 (23%)
Stable Disease	13 (81%)	14 (67%)	9 (69%)	13 (42%)	28 (52%)	30 (49%)
Progressive Disease	3 (19%)	1 (5%)	1 (8%)	10 (32%)	8 (15%)	17 (28%)

*	The 402 trial. ** The 403 trial.

1300 Seaport Boulevard, Suite 500, Redwood City, CA 94063 tel: 650.474.8200 fax: 650.474.2529

www.thresholdpharm.com

Additionally, in the gemcitabine treatment arm, median progression free survival (PFS) was 6.4 months (95% CI: 4.7 to 7.7 months). Among the patients with relapsed or refractory NSCLC, median PFS was 4.2 months (95% CI: 2.8 months to not reached). Among the 15 patients with CRPC, 11 (73%) had a PSA decline of at least 50%. Among the patients with soft tissue sarcoma, median PFS was 6.4 months (95% CI: 5.6 to 6.9 months). Overall, hematologic toxicity was acceptable and skin and mucosal toxicities were well managed at current dose levels.

“We designed TH-302 to specifically address a significant unmet need in the treatment of cancer and, in so doing, complement those other approaches that comprise the mainstay of cancer therapy. These results suggest that TH-302 is behaving as designed with broad activity against multiple tumor types and in all combinations with which it has been evaluated. TH-302 is well-tolerated and the activity seen in all combinations is greater than what would be expected from any of the individual chemotherapy agents alone,” said Charles Hart, Ph.D., Threshold’s vice president of biology. “A definitive randomized comparison of the combination versus the chemotherapy alone has been initiated in pancreatic cancer with results expected in 2011 and we look forward to continuing our investigations in additional indications.”

A copy of the poster may be obtained by calling the Company.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of drugs targeting Tumor Hypoxia, the low oxygen condition found in microenvironments of most solid tumors. This approach offers broad potential to treat most solid tumors. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding TH-302 and its potential therapeutic uses and benefits. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold’s ability to complete its clinical trials, whether future clinical trials will confirm the results of earlier trials based on small numbers of patients or confirm the earlier results from the same trials, the time and expense required to conduct such clinical trials and analyze data, issues arising in the regulatory or manufacturing process and any unanticipated or increased side-effects observed in patients receiving TH-302. Further information regarding these and other risks is included under the heading “Risk Factors” in Threshold’s Quarterly Report on Form 10-Q, which was filed with the Securities Exchange Commission on November 4, 2010 and is available from the SEC’s website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading “Investors.” We do not intend to update any forward-looking statement made in this news release.

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1300 Seaport Boulevard, Suite 500, Redwood City, CA 94063 tel: 650.474.8200 fax: 650.474.2529

www.thresholdpharm.com